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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15
 CERTIFICATION AND NOTICE OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                      15(d) OF THE SECURITIES ACT OF 1934.

                        Commission File Number 333-69244

                                 WILDOMAR, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in Its Charter)


       11230 OTSEGO STREET #109, NORTH HOLLYWOOD, CA 91601 (619) 692-2166
       ------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
         --------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [ ]       Rule 12h-3(b)(1)(i)   [ ]
         Rule 12g-4(a)(1)(ii)   [ ]       Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(2)(i)    [ ]       Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(ii)   [ ]       Rule 12h-3(b)(2)(ii)  [ ]
                                          Rule 15d-6            [X]

Approximate number of holders of record as of the certification or notice date:
52

Pursuant to the requirements of the Securities Exchange Act of 1934, WILDOMAR, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: 1/8/02                                By: /s/ Matthew Ramos
                                                --------------------------------
                                                Matthew Ramos, President and
                                                Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 2069 (3-99)

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